Exhibit 99.1

OriginOil's Algae Technology May Help Clean Up Wastewater from Oil and Gas Operations

In recent tests, a technology developed for algae harvesting has shown promise in reclaiming hydraulic fracturing flowback water

Los Angeles, CA - 18 April, 2012 – OriginOil, Inc. (OTC/BB: OOIL), developer of breakthrough technology to convert algae into renewable crude oil, announced today that a breakthrough chemical-free process developed for algae harvesting may also help clean up the water produced in oil well water flooding and hydraulic fracturing.

Using a lab prototype of the technology, OriginOil researchers have been able to clarify samples of flowback water from a Texas oil well carrying heavy concentrations of dissolved organics, known as frac flowback. In this photo, the heavy concentration of petroleum in the oil well water samples was easily separated from water and floated to the surface for removal.

The petroleum industry uses large quantities of water to help fracture or “frac” rock formations deep underground to release more oil and gas. According to the energy industry resource Platts, the global hydraulic fracturing market grew 63 percent from $19 billion in 2010 to $31 billion in 2011, and is projected to rise a further 19 percent in 2012.

“Our research team has learned that extracting petroleum and contaminants from water is very much like extracting algae,” said Riggs Eckelberry, OriginOil CEO. “They are both very hard to remove without using chemicals and heavy machinery. Our innovative chemical-free, high flow and low-energy process holds promise for the billions of gallons of water used daily in the oil and gas industry worldwide.”

According to the U.S. Department of Energy, for every barrel of oil produced globally, an average of three barrels of contaminated water is produced. In the United States, the water to oil ratio (WOR) averages seven barrels of water to one of oil. In the worst cases, the WOR reaches 50 to 1.

The petroleum must be efficiently reclaimed from this water, and the water itself must be cleaned. Greentech Media reports that energy companies pay between $3 – $12 to dispose of each barrel of produced water, implying a potential world market value between $300 billion and $1 trillion per year.

 “It seems that in addition to helping create the renewable energy market of the future, we may add value to a massive existing energy market,” said Riggs Eckelberry, OriginOil’s CEO. “We will continue to investigate and report on this promising new application of our technology.”

About OriginOil, Inc. (www.originoil.com)

OriginOil® helps algae growers extract oil from algae for use as a feedstock for the commercial production of transportation fuels, chemicals and foods. In a single step, our breakthrough technology efficiently dewaters and breaks down algae for its useful products, overcoming one of the greatest challenges in making algae a viable replacement for petroleum. As a pioneer and the emerging leader in the global algae oil services field, OriginOil supports its core algae extraction technology with an array of process innovations for some of the world’s most successful algae growers and refiners, just as pioneers like Schlumberger and Halliburton have done in the oilfield services industry. To learn more about OriginOil®, please visit our website at www.originoil.com.

Safe Harbor Statement:

Matters discussed in this press release contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. When used in this press release, the words "anticipate," "believe," "estimate," "may," "intend," "expect" and similar expressions identify such forward-looking statements. Actual results, performance or achievements could differ materially from those contemplated, expressed or implied by the forward-looking statements contained herein. These forward-looking statements are based largely on the expectations of the Company and are subject to a number of risks and uncertainties. These include, but are not limited to, risks and uncertainties associated with our history of losses and our need to raise additional financing, the acceptance of our products and technology in the marketplace, our ability to demonstrate the commercial viability of our products and technology and our need to increase the size of our organization. Further information on the Company's risk factors is contained in the Company's quarterly and annual reports as filed with the Securities and Exchange Commission. The Company undertakes no obligation to revise or update publicly any forward-looking statements for any reason.

Press Contact:	Jerry Schranz
Antenna Group – a Beckerman Company 201-465-8020 jerry@antennagroup.com

Investor Relations:	Tom Becker
Toll-free: 877-999-OOIL (6645) Ext. 641 International: +1-323-939-6645 Ext. 641 Fax: 323-315-2301 ir@originoil.com www.originoil.com

Abstract

OriginOil's algae technology may help clean up wastewater from oil and gas operations,in recent tests, a technology developed for algae harvesting has shown promise in reclaiming hydraulic fracturing flowback water

Key Words

algae commercialization, algae oil, algae to oil, ooil, originoil, renewable oil, Riggs Eckelberry, Texas oil well, frac flowback, Platts, WOR, Greentech Media

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